SCHEDULE 14A

                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)


Filed by the registrant |_|
Filed by a party other than the registrant  |X|

Check the appropriate box:

|_| Preliminary proxy statement.   |_| Confidential, for use of the Commission
                                       only (as permitted by Rule 14a-6(e)(2)).

|_| Definitive proxy statement.
|X| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.
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                (Name of Registrant as Specified in Its Charter)
                                 INFINITY, INC.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
                                 DAVID J. SMITH

Payment of filing fee (check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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|_| Fee paid previously with preliminary materials.
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|_|  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
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(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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Message to Infinity Shareholders:

         On this date, I have filed with the Securities and Exchange Commission, under cover of Schedule 14A and this letter, eight bulletin board messages (the "Bulletin Board Message") that I posted on the Yahoo! Finance Message Board relating to Infinity, Inc. (the "Company"). These Bulletin Board Messages were posted during the period between December 5, 1998 and March 1, 1999.

         At the same time as I am filing the Bulletin Board Messages, I am, and hereby do, retract the statements contained in these Bulletin Board Messages. These statements were intended to represent an expression of my exasperation and frustration rather than an expression of documentary fact.

         This retraction of the statements contained in the Bulletin Board Messages should not be interpreted as an endorsement of management of the Company. I continue to be extremely disappointed in the dramatic decline in the stock price of the Company from $3.75 per share in October 1997 to $.28 per share in February 1999. This represents a 92% decline in the stock price over this period.

         I am not soliciting your proxy or your vote by this communication. I directly own 361,499 shares of Infinity common stock. Under the rules of the Securities and Exchange Commission, I may also be deemed to own an additional 266,000 shares of Infinity common stock that are beneficially owned by Nils P. Peterson. Mr. Peterson and I have filed a Schedule 13D with the Securities and Exchange Commission to report that we have formed a group to propose, and solicit proxies to elect, a new slate of directors for the Company.



                                                                  David J. Smith



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                 MESSAGES POSTED ON YAHOO! FINANCE MESSAGE BOARD
                 -----------------------------------------------


         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc., on December 5, 1998:

Shareholder concerns
by: thoranly

         When shareholders are dissatisfied with a public company's performance they are allowed to take action to remove management and directors. This is especially true for management incompetence and financial abuse and suspected deceit and fraudulent business status representations.

         Shareholders are allowed to identify other shareholders and discuss with them their concern in order to ascertain whether their concerns are similar as long as there is no solicitation for a proxy or similar instrument until the proper SEC filings are secured. However, any amount of information may be shared among shareholders in order to understand other shareholders' thoughts. The first thing is to identify similar thinking shareholders.

         I am one who believes that there are too many good managers in the oil and gas industry for us as owners of Infinity to put up with present management and directors and action should be considered to redress this situation. Let us exercise our shareholder rights and begin to search for shareholders and discuss these issues.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on December 16, 1998:

Deal or asset saved from loss!!
by: thoranly


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         The Evergreen deal was made in spite of Infinity management rather than by them. Throughout the process management believed they were doing a good job of development and only the weather, lack of money and total lack of drilling and completion experience were their problems. In other words there was no chance of them, in my opinion, of maintaining the leasehold requirements. The asset would have been lost!! Only through some pretty hostile conversations and threats did the board go forward with Evergreen (there are only two members that count and they are more interested in jobs than shareholders.)

         What shareholders must understand that what is said publicly may not resemble reality. I suggest people who speak with management record their conversations or take good notes as they may be useful later.

         Finally, if Evergreen needs gas to fill pipeline commitments and they have financing and Infinity has Gas and financing why no major development -- Maybe it is Infinity management and their absolute incompetence!!! Folks the asset is worth a great deal to shareholders it is too bad present management can't make it happen. They have $45 million asset and need Evergreen to co-sign financing!!! You figure it out.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on December 30, 1998:

Outside Directors
by: thoranly

         The problem with the company is the board and management. Investors should confront the outside directors with their opinions not just Stan as they are the hope for shareholders. --Jeff Dale, Verde Oil -- 316-754-3800 and Don Appleby, Whiteman Industries, 800-228-9034. Maybe they will listen to shareholder concerns.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on January 15, 1999:

Not so bad news
by: thoranly

         The sale of the property is not as bad as one would think as the company is no longer stretched out over management's ability and the company can pursue cheaper less sophisticated properties. They can take advantage of their low cost service business in properties closer to home. In addition the company has cash and a book value that will allow them to continue to grow. The strategy is not totally bad however, management proves again that it is lacking in competence and ability to run a company. With a turn expected in Oil and gas company's fortunes in the near future the EVER shares are worth a lot, the company is worth at least 1.25 today and with proper guidance and Evergreen success could go up significantly. Only one problem a Board and a CEO, which we as shareholders will have to consider in the near term.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on January 19, 1999:

It is up to SHAREHOLDERS not Mr. Ross
by: thoranly

         Ross has failed in every attempt to exercise good business judgement and now wants people to believe that he has made a great business decision. The problem may be this was a decision made because his previous decisions were incredibly obtuse. The board let him go down this path without question. There is still value here, but in order to keep it there should be some changes. Maybe that will occur with or without Mr. Ross' consent. So far under his leadership we have lost millions in market cap and hard assets, but he now has the cash to pay himself and possibly make some more mistakes.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on January 20, 1999:


So you believe Stan?
by: thoranly

         This is a man who told you less than a few months ago that they would have close to 100 wells by the end of 1999 with cash flow of .20 cents and .40 cents in 2000, No problems. How about spinning off the gas asset to shareholders and how about gas production going up 2 years ago once the dewatering is fixed and Evergreen really doesn't know what they are doing etc. etc. etc. Folks this man has a hard time with reality and certainly is not going to win any business decision contests. Now he says trust me with the company's only asset, does that sound familiar-- He reminds me of the baseball player--Harry Rally Killer --Who said "Coach give me a bat I can kill this rally." His track record would indicate not trusting him with OUR ASSET.

         The following message was posted by David J. Smith (using the user name "thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on January 25, 1999:

SEC Filing
by: thoranly

         On 22 Jan 1999 I filed a pre proxy document, under rule 14A, which includes a letter I sent to Stan Ross 17 Dec. 98, prior to his sale of the Raton Property. This letter will be available very soon on Edgar under Infinity SEC filings. If people wish to have a copy or talk to me about my thoughts or share their thoughts about the company my phone is 904-273-2190. The letter outlines my concerns, unfortunately they have been overcome by recent events. I plan another letter to Mr. Ross highlighting my thoughts in light of his recent decision. I expect the same response as all past communications and will proceed accordingly under the SEC rules for shareholders. This is not a solicitation of support but, a request for shareholder discussions.


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         The following message was posted by David J. Smith (using the user name
"thoranly") on the Yahoo! Finance Message Board relating to Infinity, Inc. on March 1, 1999:

Real the Proxy People!!!
by: thoranly

         The stock split proxy states, "If no direction is made this proxy will be voted for proposal number 1." (The Split) Hopefully this means only if the proxy is returned blank, which is inconceivable from a shareholder perspective, not that ALL unvoted stock will be voted for the proposal. Shareholders may want to question the language with the company.